Exhibit 10.1
PURCHASE/SALE AGREEMENT
Agreement made this May 5, 2006 (the “Effective Date”) by and among Harris Interactive, Inc., a Delaware corporation with a place of business at 135 Corporate Woods, Rochester, New York, 14623-1457 (“Harris”); Charles J. Fombrun who resides at 350 W 50th Street, New York, NY 10019 (“Fombrun”), Reputation Institute, Inc., a Delaware corporation with a place of business at 62 William Street New York, NY 10005 and Reputation Institute LLC, a Delaware limited liability company with a place of business at 62 William Street, New York, NY 10019 (Reputation Institute, Inc. and Reputation Institute LLC being referred to jointly and severally as “Reputation Institute”).
BACKGROUND
     Harris and Fombrun executed a “Strategic Alliance Agreement” dated November 15, 1999 (the “Harris/Fombrun Agreement”) for the purpose of memorializing the terms and conditions under which they would create and promote the standardized measurement of corporate reputation known as the “Harris/Fombrun Reputation Quotient.” The parties therein acknowledged that the standard measurement tool is a joint work of authorship by Harris and Fombrun and all rights thereto belong jointly to Harris and Fombrun.
     Harris and Reputation Institute executed a separate “Strategic Alliance Agreement” dated November 15, 1999 (the “Harris/Reputation Institute Agreement”) setting forth the terms and conditions under which Reputation Institute would be permitted to use the “Harris/Fombrun Reputation Quotient.”
     The parties hereto have agreed to resolve certain disagreements which have arisen between and among them and, in addition, Fombrun has agreed to sell to Harris, and Harris has agreed to purchase from Fombrun, all of Fombrun’s right, title and interest in the “Harris/Fombrun Reputation Quotient” and every corporate measurement tool to which that trademark refers or has referred, all pursuant to the terms and conditions set forth hereinafter.
     IN CONSIDERATION of the foregoing, which is hereby made a part of this Agreement, and other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows.
     1. Definitions.
          1.1 “Controls” (including the terms “Controlled By” or “Under Common Control”) shall mean but not be limited to the ownership of ten percent (10%) or more of the outstanding shares of capital stock of any corporation having voting power for the election of directors, whether or not at the same time stock of any other class or classes has or might have voting power by reason of the happening of any contingency, or ownership of ten percent (10%) or more of any interest in any partnership, limited liability company, any other type of entity, or any other interest by reason of which a controlling influence over the affairs of the entity may be exercised.
          1.2 “Harris Affiliate” means any entity which directly or indirectly, or through one or more intermediaries, Controls or is Controlled By or is Under Common Control with Harris.
          1.3 “Harris RQ Data” means any and all facts, figures, and information at any time generated from application of the Instrument in the United States, the United Kingdom, Germany, France and/or Japan including without limitation:
               1.3.1 Responses to any questions posed in the course of using the Instrument in those geographic locations;
               1.3.2 Analysis of responses to any questions posed in the course of using the Instrument in those geographic locations; but excluding facts, figures, and information as have been made public by their release in The Wall Street Journal or other media.
          1.4 “Instrument” has the meaning ascribed to it in Exhibit 1.4.
          1.5 “RI Affiliate” means any entity which directly or indirectly, or through one or more intermediaries, Controls or is Controlled By or is Under Common Control with Fombrun, or Reputation Institute.
          1.6 “RI Member” means any person or entity that now or in the past has had a “Subscriber,” “Individual,” “Corporate” or other level of membership in Reputation Institute; has received any benefits or privileges made available to individuals with such levels of membership in Reputation Institute, including, without limitation, access to all or any part of the Data through Fombrun, Reputation Institute or any RI Affiliate.
          1.7 “Trademark” for purposes of this Agreement (and regardless of whether such “Trademark” has been registered with the United States trademark office and of whether such a trademark can be protected against use by any nonparty to this Agreement) means any one or more of the following: “Harris/Fombrun Reputation Quotient,” “Reputation Quotient,” “RQ,” or any other phrase which uses both the word “reputation” and “quotient.”
     2. Transfer of Ownership Interest.
          2.1 Fombrun hereby conveys and transfers to Harris any and all right, title and interest Fombrun has in the Trademark and in the registrations thereof and/or in the Instrument.
          2.2 Fombrun shall execute such documents as Harris reasonably requests an order to memorialize and effectuate the conveyance and transfer described in

Section 2.1, including without limitation a Trademark Assignment in the form annexed hereto as Exhibit 2.2.
          2.3 Reputation Institute hereby acknowledges that it has no interest whatsoever in the Trademark or the Instrument.
     3. Purchase Price.
          3.1 Harris shall pay to Fombrun in full satisfaction of Harris’ obligations under the Harris/Fombrun Agreement and of Harris’ obligations under the Harris/Reputation Institute Agreement:
               3.1.1 Five Hundred Twenty Five Thousand Dollars ($525,000) as consideration for the rights transferred to Harris under Section 2.1, payable in immediately available funds on the Effective Date; plus
               3.1.2 $94,032 payable in immediately available funds on the Effective Date as royalties due from Harris to Fombrun under Section 9 of the Harris/Fombrun Agreement and as commissions due from Harris to Reputation Institute under Section 12 of the Harris/Reputation Institute Agreement.
          3.2 Reputation Institute authorizes Harris to make the payment to Fombrun under Section 3.1.2 of commissions that would otherwise be due to Reputation Institute under Section 12 of the Harris/Reputation Institute Agreement and acknowledges that such payment will satisfy Harris’ obligations to Reputation Institute.
     4. Termination of Agreements.
          4.1 Harris and Fombrun hereby terminate the Harris/Fombrun Agreement in its entirety and neither party shall have any obligations whatsoever under that agreement on and after the Effective Date.
          4.2 Harris and Reputation Institute hereby terminate the Harris/Reputation Institute Agreement in its entirety and neither party shall have any obligations whatsoever under that agreement on and after the Effective Date.
          4.3 Fombrun hereby represents that, notwithstanding any reference to “Dr. Charles Fombrun Reputation Capital Associates LLC” in the Harris/Fombrun Agreement:
               4.3.1 Such agreement was exclusively between Harris and Fombrun; and
               4.3.2 There was and/or is no “Dr. Charles Fombrun Reputation Capital Associates LLC” or, if such an entity ever existed, it no longer exists and never had any rights under any agreement to which Harris was or is a party.

     5. Additional Obligations of Fombrun and Reputation Institute.
          5.1 Fombrun and Reputation Institute acknowledge that Harris has sole and exclusive rights to and ownership of the Harris RQ Data, the Instrument and the Trademark. Within 30 days after the Effective Date, Fombrun and Reputation Institute will:
               5.1.1 Cause all of the Harris RQ Data in the possession or control of Fombrun, Reputation Institute, an RI Affiliate or an RI Member either to be delivered to Harris or to be destroyed; and shall ensure that no copies of any such Harris RQ Data in any form whatsoever is retained by Fombrun, Reputation Institute, an RI Affiliate or an RI Member.
               5.1.2 Remove all references to the Trademark, the Instrument, and Harris from the Reputation Institute Internet website and from all written materials used by Fombrun, Reputation Institute, and RI Affiliates, except as otherwise specifically permitted in Section 5.4.
          5.2 Within two (2) business days after the Effective Date, Fombrun will notify each of its RI Affiliates in writing, with a copy to Harris, to immediately cease any and all use of Harris RQ Data they may have acquired from Fombrun, Harris, or Reputation Institute and to return or destroy the Data as required under Section 5.1. If Fombrun or Reputation Institute has provided any Harris RQ Data to an RI Member, the same notice shall be sent to such RI Member within two (2) business days after the Effective Date.
          5.3 On and after the Effective Date, Fombrun and Reputation Institute will not use or permit an RI Affiliate or an RI Member to use any of the Harris RQ Data for any purpose.
          5.4 On and after the Effective Date, Fombrun and Reputation Institute shall not in any communication of any type use or refer to the Trademark; provided, however, that Fombrun may refer to his involvement in “developing the Reputation Quotient (or RQ) instrument jointly with Harris Interactive,” so long as in doing so he does not describe the Instrument or any part thereof. Harris recognizes, however, that Fombrun and Reputation Institute are entitled to refer to previously published articles about, as well as publicly released information by Harris, that describe the Trademark.
          5.5 On and after the Effective Date, Fombrun and Reputation Institute shall not use the Instrument, and shall cause the RI Affiliates not to do so. In furtherance, and not in limitation, thereof, Fombrun and Reputation Institute specifically agree not to use a description of the Instrument or Trademark in any promotional materials.
          5.6 At no time during the period commencing on the Effective Date and continuing for 24 full calendar months thereafter shall Fombrun or Reputation Institute, and Fombrun and Reputation Institute shall cause the RI Affiliates not to:
          5.6.1 Propose or provide to The Wall Street Journal (including all editions including, without limitation, all global editions) for publication a corporate reputation measurement instrument or any corporate reputation survey results conducted by or endorsed by Fombrun, Reputation Institute, or an RI Affiliate acting alone or together or by Fombrun, Reputation Institute and/or an RI Affiliate in partnership with another party; or
               5.6.2 Provide reputation-related services (including without limitation reputation measurement and reputation consulting services) to the following entities: Sprint, Johnson & Johnson, Boeing, Epcor, Altria, (excluding Phillip Morris and Kraft Foods), Wells Fargo, Pfizer, Nike, and Merck; provided, however, that this shall not prohibit Altria and Wells Fargo from continuing to be RI Members.
               5.6.3 Provide reputation measurement services to Microsoft or Federal Express.
          5.7 No later than forty-five (45) days after the Effective Date, Fombrun shall deliver to Harris a written certification stating that Fombrun and Reputation Institute have fully performed their obligations under Sections 5.1 and 5.2 and that Fombrun and Reputation Institute are in compliance with all other obligations under this Agreement.
          5.8 Nothing in this Section 5 or in Section 6 shall be deemed to change in any way the obligations of Fombrun and Reputation Institute under this Agreement and, in particular, shall not be deemed to permit Fombrun, Reputation Institute, or any RI Affiliate to use or (except as specifically permitted Section 5.4) refer to the Instrument or the Trademark.
     6. Additional Obligation of Harris. At no time during the period commencing on the Effective Date and continuing for 24 full calendar months thereafter shall Harris provide reputation-related services (including without limitation reputation measurement and reputation consulting services) or branding services to Nokia.
     7. Confidentiality Obligation.
     The parties agree to keep all of the terms of this Agreement confidential, except to the extent necessary to communicate the same to their lawyers, accountants or other advisors or to enforce the terms hereof. In furtherance of the foregoing, Fombrun and Reputation Institute specifically agree not to disclose the contents of Exhibit 1.6 to any third party.
     8. Release by Harris. Harris Interactive hereby releases and discharges Fombrun and Reputation Institute and all of their directors, officers, employees, members and their heirs, personal representatives, administrators, executors, successors and assigns (each referred to in this Section 7 as “Releasee”) from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and damages whatsoever in law or equity which, against Releasee, Harris Interactive ever had, now have or hereafter can, shall, or may have for, upon or by reason of any matter, cause or thing from the first day of the world to the Effective Date, provided, however, the nothing herein shall be deemed to release a Releasee from any obligations under this Agreement.
     9. Release by Fombrun and Reputation Institute. Fombrun and Reputation Institute hereby jointly and severally release and discharge Harris Interactive and all of Harris Interactive’s directors, officers, employees, and their heirs, personal representatives, administrators, executors, successors and assigns (each referred to in this Section 8 as “Releasee”) from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and damages whatsoever in law or equity which, against Releasee, Fombrun and/or Reputation Institute ever had, now have or hereafter can, shall, or may have for, upon or by reason of any matter, cause or thing from the first day of the world to the Effective Date, provided, however, the nothing herein shall be deemed to release a Releasee from any obligations under this Agreement.
     10. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. If the application of any provision of this Agreement to any particular facts or circumstances shall be held to be invalid or unenforceable by a court of competent jurisdiction, then (i) the validity and enforceability of such provision as applied to any other particular facts or circumstances and the validity of other provisions of this Agreement shall not in any way be affected or impaired thereby, and (ii) such provision shall be enforced to the maximum extent possible so as to effect the intent of the parties and shall be reformed without further action by the parties to the extent necessary to make such provision valid and enforceable while preserving the original intent of the parties.
     11. Headings. The section or other headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement. Unless otherwise stated, references to Sections herein are references to Sections hereof.
     12. Waiver. The waiver by either party of a breach of or a default under any provision of this Agreement shall be valid only if in writing and signed by such party and shall not be construed as a waiver of any subsequent breach of or default under the same or any other provision of this Agreement; nor shall any delay or omission on the part of either party to exercise or avail itself of any right or remedy that it has or may have hereunder or by law or at equity operate as a waiver of any right or remedy.
     13. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement.
     14. Entire Agreement. This Agreement together with the Exhibits hereto constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all previous communications, agreements, and understandings between the parties relating to the subject matter hereof. Neither party has entered into this Agreement in reliance upon any representation, warranty, or undertaking of the other party that is not set out or referred to in this Agreement. No amendment or modification of any provision of this Agreement shall be effective unless in writing and signed by a duly authorized representative of each party.
     15. Representation of Counsel, Mutual Negotiation. Each party acknowledges it has had the opportunity to be represented by counsel of its choice in negotiating this Agreement. This Agreement will therefore be deemed to have been negotiated and prepared at the joint request, direction, and construction of the parties, at arms length, with the advice and participation of counsel, and will be interpreted in accordance with its terms without favor to any party.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the first date above written.

HARRIS INTERACTIVE, INC.		REPUTATION INSTITUTE, INC.

By:	/s/ Ronald E. Salluzzo	By:	/s/ Charles J. Fombrun

Print Name: Ronald E. Salluzzo		Print Name: Charles J. Fombrun

Title: Chief Financial Officer		Title: President

REPUTATION INSTITUTE LLC

By:	/s/ Charles J. Fombrun	/s/ Charles J. Fombrun

Charles J. Fombrun, individually
Print Name: Charles J. Fombrun

Title: President